Exhibit 99.1

Park Sterling Corporation Announces

Record Results for Third Quarter 2015

Charlotte, NC – October 29, 2015 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the third quarter of 2015. Highlights at and for the three months ended September 30, 2015 include:

Highlights

●	Net income increased $509,000 (12%) to a record $4.8 million, or $0.11 per share, compared to $4.3 million, or $0.10 per share, in the quarter ended June 30, 2015
●

Adjusted net income, which excludes merger-related expenses and gain or loss on sale of securities, increased $384,000 (9%) to a record $4.8 million, or $0.11 per share, compared to $4.4 million, or $0.10 per share, in the prior quarter

●	Annualized return on average assets of 0.77% compared to 0.71% in the prior quarter
●	Organic loan growth, excluding loans held for sale, of $42.7 million, or 10% annualized growth rate
●	Nonperforming loans decreased $181 thousand (2%) to 0.50% of total loans from 0.52% at June 30, 2015
●	Nonperforming assets decreased $1.8 million (10%) to 0.67% of total assets from 0.75% at June 30, 2015
●	Tangible common equity to tangible assets remained strong at 10.02%
●	Declared quarterly cash dividend on common shares of $0.03 per share (October 2015)
●	Announced expansion in Richmond through proposed merger with First Capital Bancorp, Inc. (October 2015)

“We are very pleased to report Park Sterling’s third consecutive quarter of record earnings” said James C. Cherry, Chief Executive Officer. “For the three months ended September 30, 2015, we reported a $509,000, or 12%, increase in net income to a record $4.8 million, or $0.11 per share, compared to net income of $4.3 million, or $0.10 per share, reported last quarter. While net interest income slipped modestly due to lower margins, the company benefitted from lower provision expense, higher noninterest income and disciplined expense management.

Results included $642,000 in expense related to the closure of three additional branches in South Carolina, bringing the total number of branch closures to five this year. This expense was partially offset by a $417,000 non-taxable bank-owned life insurance death benefit and $54,000 in securities gains. While it is always difficult to make decisions that impact our employees and communities, we understand that reallocating resources from underperforming activities to more promising areas is essential to building a strong company and we will remain diligent on that front.

The company posted 10% annualized organic loan growth, led by continued strong performance in our metropolitan markets which posted $36.8 million, or 16% annualized growth. Deposits increased $71.9 million, or 15% annualized, as we continued our success in attracting noninterest bearing deposits, introduced a new high-yield money market account in the Richmond market and refocused efforts on preserving retail time deposit relationships.

In addition, asset quality continued to improve from already attractive levels, as nonperforming loans to total loans decreased two basis points to 0.50% and nonperforming assets to total assets decreased eight basis points to 0.67%, compared to June 30, 2015. Finally, capitalization remains strong with tangible common equity to tangible assets of 10.02% and a Tier 1 leverage ratio of 10.92%. On the capital management front, yesterday the board declared a quarterly dividend of $0.03 per common share, payable on November 25, 2015 to all shareholders of record as of the close of business on November 11, 2015. Future dividends will be subject to board approval. Additionally, during the third quarter we repurchased 4,000 shares under our previously announced 2.2 million share repurchase program.

As you know, on October 1st we announced our proposed merger with First Capital Bancorp, Inc. I want to again share my excitement in partnering with First Capital. Our management teams have already begun working together toward building Richmond’s premier community bank. This early work has reinforced our belief in both the strong business and cultural fits between our two companies as well as the exceptional opportunities ahead for our combined company. We remain confident, subject to receipt of requisite regulatory and shareholder approvals and other customary closing conditions, that this transformational partnership will be positive for our shareholders, customers, communities and employees.

Overall, we are pleased to report these strong financial results and believe that Park Sterling is well positioned to continue pursuing our vision of building a full-service regional community-focused banking franchise across the Carolinas and Virginia.”

Financial Results

Income Statement – Three Months Ended September 30, 2015

Park Sterling reported a $509,000, or 12%, increase in net income to a record $4.8 million, or $0.11 per share, for the three months ended September 30, 2015 (“2015Q3”). This compares to net income of $4.3 million, or $0.10 per share, for the three months ended June 30, 2015 (“2015Q2”) and net income of $2.5 million, or $0.06 per share, for the three months ended September 30, 2014 (“2014Q3”). The increase in net income from 2015Q2 resulted from lower provision expense and higher noninterest income, which were partially offset by lower net interest income and higher noninterest expense. The increase in net income from 2014Q3 resulted from higher noninterest income and lower noninterest expense, driven by a decrease in merger related expenses reported in 2014Q3 related to the acquisition of Provident Community Bancshares, Inc. (“Provident Community”), which were partially offset by lower net interest income and higher provision expense, as 2014Q3 had a net release of provision of $484,000.

Park Sterling reported a $384,000, or 9%, increase in adjusted net income, which excludes merger-related expenses and gain or loss on sale of securities, to a record $4.8 million, or $0.11 per share, in 2015Q3. This compares to adjusted net income of $4.4 million, or $0.10 per share, in 2015Q2 and adjusted net income of $4.0 million, or $0.09 per share, in 2014Q3. Compared to 2015Q2, adjusted net income reflects lower provision expense and higher noninterest income, which were partially offset by lower net interest income and higher noninterest expense. Compared to 2014Q3, adjusted net income reflects both higher noninterest income levels and lower noninterest expense, which were partially offset by lower net interest income and higher provision expense.

Net interest income totaled $20.4 million in 2015Q3, which represents a $254,000, or 1%, decrease from $20.6 million in 2015Q2. This decrease is attributable to decreased yields on interest earning assets and increased cost of interest-bearing liabilities. Net interest income decreased $370,000, or 2%, from $20.7 million in 2014Q3, resulting again from decreased yields on interest earning assets and increased cost of interest-bearing liabilities. Average total earning assets increased $70.9 million, or 3%, in 2015Q3 to $2.26 billion, compared to $2.19 billion in 2015Q2 and increased $189.4 million, or 9%, compared to $2.07 billion in 2014Q3. The increase in average total earning assets in 2015Q3 from 2015Q2 resulted from a $37.2 million, or 2% (9% annualized), increase in average loans (including loans held for sale) driven by organic growth, an $18.1 million, or 4%, increase in average marketable securities and a $15.6 million, or 30%, increase in average other interest-earning assets. The increase in average total earning assets in 2015Q3 from 2014Q3 resulted primarily from an $18.2 million, or 4%, increase in average marketable securities, a $165.3 million, or 11%, increase in average loans (including loans held for sale), and a $5.8 million, or 9%, increase in average other earning assets.

Net interest margin was 3.58% in 2015Q3, representing a 20 basis point decrease from 3.78% in 2015Q2 and a 40 basis point decrease from 3.98% in 2014Q3. The reduction in net interest margin from 2015Q2 resulted primarily from a 20 basis point decrease in yield on loans to 4.60%, driven by runoff in higher yielding seasoned loans, continued competitive pricing pressures and continued emphasis on floating rate structures. In addition, the cost of interest-bearing deposits increased 4 basis points to 0.38%, driven by the introduction of a a new high-yield money market account in our Richmond market and higher selective pricing to preserve retail time deposits. The reduction in net interest margin from 2014Q3 resulted primarily from a 56 basis point decrease in yield on loans, due primarily to lower interest rates on new loans, and a 2 basis point increase in the cost of interest-bearing liabilities.

Adjusted net interest margin, which excludes accelerated accretion from net acquisition accounting fair market value adjustments and income in 2015Q2 from the early redemptions of two investment securities, was 3.57% in 2015Q3, representing a 20 basis point decrease from 3.77% in 2015Q2 and a 38 basis point decrease from 3.95% in 2014Q3. Accelerated accretion of net acquisition accounting fair market value adjustments ($69,000 in 2015Q3, $52,000 in 2015Q2 and $173,000 in 2014Q3) reflects accelerated accretion of credit and interest rate marks resulting from borrowers repaying performing acquired loans faster than required by their contractual terms and/or restructuring loans in such a way as to effectively result in a new loan under the contractual cash flow method of accounting, both of which result in the associated remaining credit and interest rate marks being fully accreted into interest income. The reduction in adjusted net interest margin from both 2015Q2 and 2014Q3 resulted primarily from the decrease in loan yields discussed above.

The company reported no provision for loan losses in 2015Q3, compared to $134,000 in provision expense in 2015Q2 and a net release of provision of $484,000 in 2014Q3. Allowance for loan loss levels held at 0.51% of total loans at 2015Q3 compared to 2015Q2. The 2015Q2 provision was driven by impairments in the company’s purchase credit impaired (“PCI”) loan pools, as accounted for under ASC 310-30.

Noninterest income increased $635,000, or 15%, to $4.9 million in 2015Q3, compared to $4.3 million in 2015Q2 and increased $1.8 million, or 57%, compared to $3.1 million in 2014Q3. The increase from 2015Q2 was driven primarily by non-customer related activities, including (i) a $505,000, or 91%, increase in income from bank owned life insurance (“BOLI”) due to a higher death benefit ($417,000 in 2015Q3, $47,000 in 2015Q2, $0 in 2014Q3); and (ii) a $273,000, or 310%, increase in other noninterest income due primarily to the reclassification in 2015Q2 of $250,000 in income to reductions of capital on certain limited partnership investments based on final 2014 partnership documentation received. Customer-related activities continue to reflect the value of our balanced business model, including a $263,000, or 24%, increase in service charges on deposit accounts and a $41,000, or 5%, increase in income from wealth management activities when comparing 2015Q3 and 2015Q2. Partially offsetting these net improvements in customer-related activity was (i) a $256,000, or 27%, decrease in mortgage banking income; (ii) a $156,000 decrease in income from capital markets activities; and (iii) a $92,000 decrease in ATM and card income as a result in part of a $38,000 increase in expenses related to a special marketing program designed to increase future card usage. The increase in noninterest income from 2014Q3 reflects higher service charges on deposit accounts, higher wealth management income, lower amortization on the FDIC loss share indemnification asset and true-up liability expense, and the BOLI death benefit received in 2015Q3.

Noninterest expenses increased $187,000, or 1%, to $18.4 million in 2015Q3 compared to $18.2 million in 2015Q2, and decreased $2.2 million compared to $20.6 million in 2014Q3. Adjusted noninterest expenses, which exclude merger-related expenses ($31,000 in 2015Q3, $167,000 in 2015Q2 and $2.2 million in 2014Q3), increased $323,000, or 2%, to $18.4 million in 2015Q3 compared to $18.1 million in 2015Q2, and decreased $31,000, or 0.2%, compared to $18.4 million in 2014Q3. Overall the increase in adjusted noninterest expenses from 2015Q2 resulted from $642,000 in write-downs in fixed assets and other expenses related to additional branch closures. This increase was offset by continued expense management efforts, with decreases of $69,000 in salaries and employee benefits, $162,000 in legal and professional fees, and $91,000 in loan and collection expenses, as well as a $69,000 decrease in net cost of operation of OREO.

The company’s effective tax rate decreased to 30.5% in 2015Q3 compared to 34.7% in 2015Q2, which resulted from the larger nontaxable BOLI death benefit in 2015Q3. The company’s effective tax rate decreased compared to 33.8% in 2014Q3, also due to the larger nontaxable BOLI death benefit in 2015Q3.

Income Statement – Nine Months Ended September 30, 2015

Park Sterling reported a $3.4 million, or 36%, increase in net income for the nine months ended September 30, 2015 (“2015YTD”) to $12.8 million, or $0.29 per share, compared to net income for the nine months ended September 30, 2014 (“2014YTD”) of $9.4 million, or $0.21 per share. The increase in net income from 2014YTD resulted from higher net interest income and noninterest income, offset partially by an increase in provision expense and noninterest expenses.

Net interest income totaled $61.4 million in 2015YTD, which represents a $4.3 million, or 8%, increase from $57.1 million in 2014YTD. This increase is primarily attributable to having higher average earning assets as a result of both the Provident Community acquisition and organic loan growth. Net interest margin was 3.73% in 2015YTD, representing a 24 basis point decrease from 3.97% in 2014YTD. The reduction in net interest margin from 2014YTD resulted primarily from a 52 basis point decrease in yield on loans, due to lower interest rates on new loans, offset by a 7 basis point decrease in the cost of interest-bearing liabilities.

The company reported $314 thousand in provision for loan losses in 2015YTD, compared to a net release of provision of $866 thousand in 2014YTD. The current period provision was driven by impairments in the company’s PCI loan pools, as accounted for under ASC 310-30, as well as organic loan growth.

Noninterest income increased $3.1 million, or 29%, to $13.7 million in 2015YTD, compared to $10.6 million in 2014YTD. The increase from 2014YTD reflects higher BOLI death benefits received in 2015, higher service charges on deposit accounts, in part due to the Provident Community acquisition, as well as higher income from each of mortgage banking, wealth management, and capital markets and lower amortization on the FDIC loss share indemnification asset and true-up liability expense.

Noninterest expense increased $1.2 million, or 2%, in 2015YTD to $55.8 million compared to $54.6 million in 2014YTD. The increase in noninterest expense from 2014YTD resulted primarily from increased expenses as a result of the Provident Community acquisition and costs related to the closure of branches in 2015.

The company’s effective tax rate increased slightly to 32.5% in 2015YTD compared to 32.3% in 2014YTD.

Balance Sheet

Total assets increased $41.3 million, or 2%, to $2.49 billion at 2015Q3 compared to total assets of $2.44 billion at 2015Q2. Cash and equivalents increased $13.9 million, or 31%, to $58.2 million as a result of deposit growth. Total securities, including non-marketable securities, decreased $5.4 million, to $522.3 million. Total securities included one investment in a senior tranche of a collateralized loan obligation (“CLO”) totaling $5.0 million in fair value at 2015Q3, with respect to which the collateral eligibility requirements have not yet been amended to comply with the new bank investment criteria under the Volcker Rule. The security had a net unrealized loss of $38,600 at 2015Q3 that could result in the company recognizing other-than-temporary impairment should it ultimately be determined not to comply with the Volcker Rule.

Total loans, excluding loans held for sale, increased $42.7 million, or 10% annualized, to $1.70 billion at 2015Q3 from 2015Q2. The company’s metropolitan markets, which include Charlotte, Raleigh and Wilmington, North Carolina, Greenville and Charleston, South Carolina and Richmond, Virginia, reported a $36.8 million, or 16% annualized, increase in total loans to $938.1 million, due to continued success in origination efforts. The community markets reported a $9.0 million, or 9% annualized, decrease in total loans to $376.0 million, primarily due to more limited attractive lending opportunities. The company’s central business units, which primarily include mortgage, builder finance, private banking and special assets, reported a $14.9 million, or 16% annualized, increase in total loans to $386.1 million, as growth in mortgage, private banking and builder finance more than offset reductions in special asset loans, including covered loans.

The company’s loan mix shifted slightly at 2015Q3 compared to 2015Q2. The combination of commercial and industrial and owner-occupied real estate loans increased from 31.4% to 31.8% of total loans and investor-owned commercial real estate increased from 30.1% to 30.3% of total loans. Acquisition, construction and development decreased to 9.5% from 10.1% of total loans. Total consumer loans held at 27.9% of total loans, with home equity lines of credit decreasing to 9.3% from 9.5%, other consumer decreasing from 1.7% to 1.5%, residential mortgages increasing from 13.0% to 13.2% and residential construction increasing from 3.8% to 3.9%.

In terms of accounting designations, compared to 2015Q2: (i) non-acquired loans, which include certain renewed and/or restructured acquired performing loans that are re-designated as non-acquired, increased $70.2 million, or 23% annualized, to $1.30 billion; (ii) acquired performing loans decreased $17.3 million, or 22% annualized, to $300.1 million; and (iii) purchase credit impaired (“PCI”) loans decreased $10.3 million, or 37% annualized, to $102.5 million. At 2015Q3, noncovered performing acquired loans (which totaled $298.5 million) included a $2.1 million net acquisition accounting fair market value adjustment, representing a 0.71% “mark;” noncovered PCI loans (which totaled $85.8 million) included a $23.2 million adjustment, representing a 21.29% “mark;” and covered performing acquired and PCI loans (which totaled $18.3 million) included a $4.2 million adjustment, representing an 18.63% “mark.”

Total deposits increased $71.9 million, or 15% annualized, to $1.95 billion at 2015Q3, compared to $1.87 billion at 2015Q2, primarily reflecting continued success in attracting noninterest bearing deposits and introduction of a new high-yield money market account in Richmond. Noninterest bearing demand deposits increased $23.7 million, or 27% annualized, to $370.8 million (19% of total deposits). Non-brokered money market, NOW and savings deposits increased $50.1 million, or 21% annualized, to $976.5 million (50% of total deposits). Time deposits less than $250,000 increased $5.7 million, to $407.6 million (21% of total deposits) and time deposits greater than $250,000 decreased $5.6 million, to $57.4 million (3% of total deposits). Finally, brokered deposits decreased $1.9 million or 5% annualized, to $134.5 million (7% of total deposits). Core deposits, which exclude time deposits greater than $250,000 and brokered deposits, represented 90.1% of total deposits at 2015Q3 and 89.4% of total deposits at 2015Q2.

Total borrowings decreased $49.8 million, or 19%, to $209.1 million at 2015Q3 compared to $258.9 million at 2015Q2. Borrowings at 2015Q3 included $185.0 million in FHLB borrowings and $24.1 million of acquired trust preferred securities, net of acquisition accounting fair market value adjustments.

Total shareholders’ equity increased $4.5 million, or 2%, to $284.2 million at 2015Q3 compared to $279.7 million at 2015Q2, driven by an increase in retained earnings and lower unrealized losses in the marketable securities portfolio. The company’s ratio of tangible common equity to tangible assets increased to 10.02% at 2015Q3 from 9.99% at 2015Q2.

On January 1, 2015, the Basel III federal regulatory standards became effective. As permitted for regulated institutions that are not designated as “advanced approach” banking organizations (those with assets greater than $250 billion or with foreign exposures greater than $10 billion), the company made a one-time, permanent election to opt out of the requirement to include most components of accumulated other comprehensive income (“AOCI”) in regulatory capital. The company’s Common Equity Tier 1 (“CET1”) ratio decreased modestly to 13.21% at 2015Q3 compared to 13.30% at 2015Q2 due to an increase in risk weighted assets. The company’s Tier 1 leverage ratio was 10.92% at 2015Q3 compared to 11.09% at 2015Q2.

Asset Quality

Asset quality remains a point of strength for the company. Nonperforming assets decreased $1.8 million, or 10%, to $16.6 million at 2015Q3, or 0.67% of total assets, compared to $18.4 million at 2015Q2, or 0.75% of total assets. Nonperforming loans decreased $181,000, or 2%, to $8.5 million at 2015Q3, and represent 0.50% of total loans, compared to $8.7 million at 2015Q2, or 0.52% of total loans. The company reported net recoveries of $294,000, or 0.07% of average loans (annualized), in 2015Q3, compared to charge-offs of $327,000, or 0.08% of average loans (annualized), in 2015Q2. Included in charge-offs and provision expense for 2015Q2 was impairments related to PCI pools.

The allowance for loan losses increased $274,000, or 3%, to $8.7 million, or 0.51% of total loans, at 2015Q3, compared to $8.5 million, or 0.51% of total loans, at 2015Q2. The increase in allowance included (i) a $24,000, or 1%, decrease in the quantitative component, resulting from lower historic loss rates, (ii) a $347,000, or 6%, increase in the qualitative component, reflecting management judgment of inherent loss in the loan portfolio not represented in historic loss rates, and (iii) a $49,000, or 100%, decrease in reserves on PCI pools. Overall the increase in the allowance was due to loan growth, offset by a decrease in historic loss rates as well as continued improvement in nonperforming loans. Due to net recoveries of $294,000 during the quarter, there was no provision recorded in 2015Q3.

During the first quarter of 2011, and as contemplated in Park Sterling Bank’s 2010 public offering, 568,260 shares of restricted stock were issued but will not vest until the company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards, of which 554,400 remained outstanding at 2015Q3, vest one-third each when the share price reaches, for 30 consecutive days, $8.125, $9.10 and $10.40 per share, respectively). These performance thresholds have not yet been achieved. Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations.

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Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (October 29, 2015). The conference call can be accessed by dialing (888) 317-6016 and requesting the Park Sterling Corporation earnings call. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed approximately one hour after the call by dialing (877) 344-7529 and requesting conference number 10067612.

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with approximately $2.5 billion in assets, is the largest community bank headquartered in the Charlotte area and has 52 banking offices stretching across the Carolinas and into North Georgia, as well as in Richmond, Virginia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage banking, cash management, consumer and business finance, capital markets and wealth management services with a commitment to “Answers You Can Bank OnSM.” Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income, adjusted net interest margin, adjusted operating revenues, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Financial Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements

This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with First Capital Bancorp, Inc. (“First Capital”); the risk that a closing condition to the merger may not be satisfied; synergies and other financial benefits from the proposed merger may not be realized within the expected time frames; costs or difficulties related to closing and/or integration matters might be greater than expected; inability to obtain governmental approvals of the combination on the proposed terms and schedule; failure of First Capital’s shareholders to approve the merger; fluctuation in the trading price of Park Sterling’s stock prior to the closing of the proposed merger, which would affect the total value of the proposed transaction; ; changes in loan mix, deposit mix, capital and liquidity levels, emerging regulatory expectations and measures, net interest income, noninterest income, noninterest expense, credit trends and conditions, including loan losses, allowance for loan loss, charge-offs, delinquency trends and nonperforming asset levels, deterioration in the credit quality of the loan portfolio or the value of collateral securing loans, deterioration in the value of securities held for investment, the impacts of a potential increasing rate environment, and other similar matters with respect to Park Sterling or First Capital; inability to identify and successfully negotiate and complete additional combinations with other potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to adequately estimate or to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combinations; failure to generate an adequate return on investment related to new branches or other hiring initiatives; inability to generate future organic growth in loan balances, retail banking, wealth management, mortgage banking or capital markets results through the hiring of new personnel, development of new products, including new online and mobile banking platforms for treasury services, opening of de novo branches or otherwise; inability to capitalize on identified revenue enhancements or expense management opportunities, including the inability to achieve adjusted operating expense to adjusted operating revenue targets; inability to generate future ATM and card income from marketing expenses; variability in the performance of covered loans and associated loss-share related expenses; the effects of negative or soft economic conditions, including stress in the commercial real estate markets or failure of continued recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; the possibility of recognizing other than temporary impairments on holdings of collateralized loan obligation securities as a result of the Volcker Rule; the potential impacts of any government shutdown or debt ceiling impasse, including the risk of a U.S. credit rating downgrade or default, or continued global economic instability, which could cause disruptions in the financial markets, impact interest rates, and cause other potential unforeseen consequences; fluctuations in the market price of the common stock, regulatory, legal and contractual requirements of Park Sterling, other uses of capital, the company’s financial performance, market conditions generally, and future actions by the board of directors, in each case impacting repurchases of common stock or declaration of dividends; legal and regulatory developments, including changes in the federal risk-based capital rules; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling’s financial statements; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

You should not place undue reliance on any forward-looking statement and should consider all of the preceding uncertainties and risks, as well as those more fully discussed in any of Park Sterling’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger between Park Sterling and First Capital, Park Sterling has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 that includes a proxy statement of First Capital that also constitutes a preliminary prospectus of Park Sterling, as well as other relevant documents concerning the proposed merger. Once the Registration Statement is declared effective by the SEC, First Capital will mail a definitive Proxy Statement/Prospectus to its investors. INVESTORS ARE STRONGLY URGED TO READ THE REGISTRATION STATEMENT INCLUDING THE PRELIMINARY PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER FILED, AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED, WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS (INCLUDING DEFINITIVE PROXY STATEMENT/PROSPECTUS) AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER. A free copy of the proxy statement/prospectus, as well as other filings containing information about Park Sterling and First Capital, may be obtained after their filing at the SEC's Internet site (http://www.sec.gov). In addition, free copies of documents filed with the SEC may be obtained on the respective websites of Park Sterling and First Capital at www.parksterlingbank.com and www.1capitalbank.com.

Participants in Solicitation

Park Sterling and First Capital and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about the directors and executive officers of Park Sterling and First Capital and other persons who may be deemed participants in this solicitation will be included in the proxy statement/prospectus. Information about Park Sterling’s executive officers and directors can be found in Park Sterling’s definitive proxy statement in connection with its 2015 Annual Meeting of Shareholders filed with the SEC on April 13, 2015. Information about First Capital’s executive officers and directors can be found in First Capital’s definitive proxy statement in connection with its 2015 Annual Meeting of Shareholders filed with the SEC on April 15, 2015. Free copies of these documents can be obtained from the sources indicated above.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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For additional information contact:

David Gaines

Chief Financial Officer

(704) 716-2134

david.gaines@parksterlingbank.com

PARK STERLING CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENT

THREE MONTH RESULTS

($ in thousands, except per share amounts)	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$19,475	$19,667	$19,111	$19,482	$19,725
Taxable investment securities	2,636	2,508	2,791	2,598	2,597
Tax-exempt investment securities	152	143	138	138	138
Nonmarketable equity securities	142	122	127	108	103
Interest on deposits at banks	23	18	18	22	22
Federal funds sold	1	-	-	-	1
Total interest income	22,429	22,458	22,185	22,348	22,586
Interest expense
Money market, NOW and savings deposits	654	532	520	538	570
Time deposits	841	752	707	725	771
Short-term borrowings	90	76	76	-	1
Long-term FHLB advances	134	131	128	179	162
Subordinated debt	348	351	328	350	350
Total interest expense	2,067	1,842	1,759	1,792	1,854
Net interest income	20,362	20,616	20,426	20,556	20,732
Provision for loan losses	-	134	180	(420)	(484)
Net interest income after provision	20,362	20,482	20,246	20,976	21,216
Noninterest income
Service charges on deposit accounts	1,370	1,107	1,019	1,109	1,137
Mortgage banking income	700	956	951	922	822
Income from wealth management activities	947	906	862	869	783
Income from capital market activities	238	394	398	149	364
ATM and card income	537	629	694	727	631
Income from bank-owned life insurance	1,058	553	768	491	552
Gain (loss) on sale of securities available for sale	54	-	-	-	(63)
Amortization of indemnification asset and true-up liability expense	(162)	(165)	(394)	(1,224)	(1,345)
Other noninterest income	185	(88)	203	308	257
Total noninterest income	4,927	4,292	4,501	3,351	3,138
Noninterest expenses
Salaries and employee benefits	9,952	10,021	10,431	10,386	10,240
Occupancy and equipment	2,591	2,491	2,555	2,627	3,527
Data processing and outside service fees	1,668	1,640	1,648	1,652	1,907
Legal and professional fees	472	660	798	816	887
Deposit charges and FDIC insurance	401	433	392	442	441
Loss on disposal of fixed assets	597	113	237	2	317
Communication fees	501	541	578	519	480
Postage and supplies	123	116	149	146	176
Loan and collection expense	151	242	154	461	298
Core deposit intangible amortization	347	347	347	348	347
Advertising and promotion	313	304	374	474	564
Net cost of operation of other real estate owned	163	232	35	215	343
Other noninterest expense	1,140	1,092	1,441	1,219	1,121
Total noninterest expenses	18,419	18,232	19,139	19,307	20,648
Income before income taxes	6,870	6,542	5,608	5,020	3,706
Income tax expense	2,092	2,273	1,825	1,564	1,254
Net income	$4,778	$4,269	$3,783	$3,456	$2,452

Earnings per common share, fully diluted	$0.11	$0.10	$0.09	$0.08	$0.06
Weighted average diluted common shares	44,287,019	44,301,895	44,326,833	44,323,628	44,233,532

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENT
NINE MONTH RESULTS
($ in thousands, except per share amounts)	September 30,	September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$58,253	$55,385
Taxable investment securities	7,935	6,720
Tax-exempt investment securities	433	493
Nonmarketable equity securities	391	254
Interest on deposits at banks	60	96
Federal funds sold	1	1
Total interest income	67,073	62,949
Interest expense
Money market, NOW and savings deposits	1,706	1,732
Time deposits	2,299	2,430
Short-term borrowings	241	3
Long-term FHLB advances	394	416
Subordinated debt	1,027	1,282
Total interest expense	5,667	5,863
Net interest income	61,406	57,086
Provision (release) for loan losses	314	(866)
Net interest income after provision	61,092	57,952
Noninterest income
Service charges on deposit accounts	3,495	2,771
Mortgage banking income	2,607	1,719
Income from wealth management activities	2,715	2,331
Income from capital market activities	1,030	399
ATM and card income	1,860	1,905
Income from bank-owned life insurance	2,379	2,197
Gain on sale of securities available for sale	54	180
Amortization of indemnification asset and true-up liability expense	(721)	(2,565)
Other noninterest income	301	1,665
Total noninterest income	13,720	10,602
Noninterest expenses
Salaries and employee benefits	30,404	29,152
Occupancy and equipment	7,638	7,781
Data processing and outside service fees	4,956	4,797
Legal and professional fees	1,930	2,670
Deposit charges and FDIC insurance	1,226	1,049
Loss on disposal of fixed assets	946	398
Communication fees	1,619	1,454
Postage and supplies	389	521
Loan and collection expense	547	890
Core deposit intangible amortization	1,042	921
Advertising and promotion	991	1,020
Net cost of operation of other real estate owned	429	602
Other noninterest expense	3,674	3,372
Total noninterest expenses	55,791	54,627
Income before income taxes	19,021	13,927
Income tax expense	6,190	4,494
Net income	$12,831	$9,433

Earnings per common share, fully diluted	$0.29	$0.21
Weighted average diluted common shares	44,294,191	44,224,682

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015**	2014*	2014**
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$16,096	$17,042	$17,402	$16,549	$16,505
Interest-earning balances at banks	41,230	26,940	45,396	34,356	41,883
Investment securities available for sale	401,820	402,489	382,946	375,683	367,262
Investment securities held to maturity	109,072	111,633	108,918	115,741	117,463
Nonmarketable equity securities	11,377	13,500	11,163	11,532	9,731
Federal funds sold	920	360	325	485	465
Loans held for sale	5,145	10,701	9,987	11,602	4,763
Loans - Non-covered	1,681,227	1,637,115	1,576,760	1,538,354	1,503,558
Loans - Covered	18,897	20,348	38,092	42,339	49,834
Allowance for loan losses	(8,742)	(8,468)	(8,590)	(8,262)	(9,458)
Net loans	1,691,382	1,648,995	1,606,262	1,572,431	1,543,934

Premises and equipment, net	56,948	58,979	58,796	59,247	59,334
FDIC receivable for loss share agreements	1,190	1,209	2,333	3,964	5,078
Other real estate owned - non-covered	7,087	8,904	8,570	8,979	8,570
Other real estate owned - covered	1,056	884	1,713	3,011	4,703
Bank-owned life insurance	58,286	57,823	57,494	57,712	57,293
Deferred tax asset	29,711	32,137	33,314	35,696	37,560
Goodwill	29,197	29,197	29,197	29,197	29,197
Core deposit intangible	9,918	10,265	10,612	10,960	11,307
Other assets	14,699	12,822	13,436	12,085	11,249

Total assets	$2,485,134	$2,443,880	$2,397,864	$2,359,230	$2,326,297

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$370,815	$347,162	$341,488	$321,019	$322,097
Money market, NOW and savings	1,041,502	988,847	1,008,743	988,954	984,448
Time deposits	534,541	538,932	533,906	541,381	558,063
Total deposits	1,946,858	1,874,941	1,884,137	1,851,354	1,864,608

Short-term borrowings	130,000	180,000	125,000	125,000	85,000
Long-term FHLB borrowings	55,000	55,000	55,000	55,000	55,000
Subordinated debt	24,092	23,922	23,752	23,583	23,413
Accrued expenses and other liabilities	44,979	30,274	30,857	29,188	27,105
Total liabilities	2,200,929	2,164,137	2,118,746	2,084,125	2,055,126

Shareholders' equity:
Common stock	44,909	44,911	44,877	44,860	44,851
Additional paid-in capital	222,587	222,271	223,139	222,819	222,507
Retained earnings	17,692	14,261	11,338	8,901	6,341
Accumulated other comprehensive loss	(983)	(1,700)	(236)	(1,475)	(2,528)
Total shareholders' equity	284,205	279,743	279,118	275,105	271,171

Total liabilities and shareholders' equity	$2,485,134	$2,443,880	$2,397,864	$2,359,230	$2,326,297

Common shares issued and outstanding	44,909,447	44,910,686	44,877,194	44,859,798	44,850,813

  * Derived from audited financial statements. Revised to reflect measurement period adjustments to goodwill.

** Revised to reflect measurement period adjustments to goodwill.

PARK STERLING CORPORATION

SUMMARY OF LOAN PORTFOLIO

($ in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014*	2014
BY LOAN TYPE	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Commercial:
Commercial and industrial	$211,741	$189,356	$186,295	$173,786	$173,309
Commercial real estate (CRE) - owner-occupied	328,327	330,853	337,739	333,782	330,303
CRE - investor income producing	514,118	498,190	470,555	470,647	464,390
Acquisition, construction and development (AC&D) - 1-4 Family Construction	27,299	31,500	28,650	29,401	32,932
AC&D - Lots and land	47,948	48,680	50,372	55,443	55,360
AC&D - CRE construction	85,643	86,570	84,116	71,590	53,459
Other commercial	8,830	7,212	5,931	5,045	5,281
Total commercial loans	1,223,906	1,192,361	1,163,658	1,139,694	1,115,034

Consumer:
Residential mortgage	224,110	214,850	209,384	205,150	198,968
Home equity lines of credit	157,430	156,960	154,415	155,297	154,792
Residential construction	66,823	62,973	59,233	55,882	56,482
Other loans to individuals	24,896	27,696	25,845	22,586	26,444
Total consumer loans	473,259	462,479	448,877	438,915	436,686
Total loans	1,697,165	1,654,840	1,612,535	1,578,609	1,551,720
Deferred costs (fees)	2,959	2,623	2,317	2,084	1,672
Total loans, net of deferred costs (fees)	$1,700,124	$1,657,463	$1,614,852	$1,580,693	$1,553,392

* Derived from audited financial statements.

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014*	2014
BY ACQUIRED AND NON-ACQUIRED	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Acquired loans - performing	$300,102	$317,394	$341,078	$364,789	$388,243
Acquired loans - purchase credit impaired	102,537	112,819	119,943	133,241	149,652
Total acquired loans	402,639	430,213	461,021	498,030	537,895
Non-acquired loans, net of deferred costs (fees)**	1,297,485	1,227,250	1,153,831	1,082,663	1,015,497
Total loans	$1,700,124	$1,657,463	$1,614,852	$1,580,693	$1,553,392

* Derived from audited financial statements.

** Includes loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

PARK STERLING CORPORATION

ALLOWANCE FOR LOAN LOSSES

THREE MONTH RESULTS

($ in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$8,468	$8,590	$8,262	$9,458	$9,178
Loans charged-off	(121)	(572)	(265)	(984)	(175)
Recoveries of loans charged-off	415	245	413	208	939
Net charge-offs	294	(327)	148	(776)	764

Provision expense (release)	-	205	180	(420)	(484)
Benefit attributable to FDIC loss share agreements	-	(71)	-	-	-
Total provision expense charged to operations	-	134	180	(420)	(484)
Provision expense recorded through FDIC loss share receivable	(20)	71	-	-	-
End of period allowance	$8,742	$8,468	$8,590	$8,262	$9,458

Net charge-offs (recoveries)	$(294)	$327	$(148)	$776	$(764)
Net charge-offs (recoveries) to average loans (annualized)	-0.07%	0.08%	-0.04%	0.20%	-0.20%

PARK STERLING CORPORATION

AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS

THREE MONTHS

($ in thousands)	September 30, 2015			September 30, 2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans and loans held for sale, net (1)(2)	$1,681,017	$19,475	4.60%	$1,515,671	$19,725	5.16%
Fed funds sold	1,237	1	0.32%	777	1	0.51%
Taxable investment securities	491,586	2,636	2.14%	475,779	2,597	2.18%
Tax-exempt investment securities	15,248	152	3.99%	12,817	138	4.31%
Other interest-earning assets	67,215	165	0.97%	61,862	125	0.80%

Total interest-earning assets	2,256,303	22,429	3.94%	2,066,906	22,586	4.34%

Allowance for loan losses	(8,724)			(9,744)
Cash and due from banks	16,010			18,640
Premises and equipment	57,867			59,644
Goodwill	29,197			29,942
Intangible assets	10,087			11,531
Other assets	112,294			127,582

Total assets	$2,473,034			$2,304,501

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$382,897	$60	0.06%	$372,875	$81	0.09%
Savings and money market	564,187	530	0.37%	525,456	431	0.33%
Time deposits - core	467,547	719	0.61%	496,316	646	0.52%
Brokered deposits	138,655	186	0.53%	141,526	183	0.51%
Total interest-bearing deposits	1,553,286	1,495	0.38%	1,536,173	1,341	0.35%
Short-term borrowings	166,630	90	0.21%	4,469	1	0.09%
Long-term FHLB borrowings	55,000	134	0.97%	118,609	162	0.54%
Subordinated debt	24,003	348	5.75%	23,323	350	5.95%
Total borrowed funds	245,633	572	0.92%	146,401	513	1.39%

Total interest-bearing liabilities	1,798,919	2,067	0.46%	1,682,574	1,854	0.44%

Net interest rate spread		20,362	3.49%		20,732	3.90%

Noninterest-bearing demand deposits	359,800			323,716
Other liabilities	31,889			26,358
Shareholders' equity	282,426			271,853

Total liabilities and shareholders' equity	$2,473,034			$2,304,501

Net interest margin			3.58%			3.98%

(1)	Nonaccrual loans are included in the average loan balances.
(2)	Interest income and yields for the three months ended September 30, 2015 and 2014 include accretion from acquisition accounting adjustments associated with acquired loans.
(3)	Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.

PARK STERLING CORPORATION

AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS

NINE MONTHS

($ in thousands)	September 30, 2015			September 30, 2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans and loans held for sale, net (1)(2)	$1,642,736	$58,253	4.74%	$1,406,750	$55,385	5.26%
Fed funds sold	812	1	0.16%	551	1	0.24%
Taxable investment securities	482,084	7,935	2.19%	425,530	6,720	2.11%
Tax-exempt investment securities	14,029	433	4.12%	13,730	493	4.79%
Other interest-earning assets	59,951	451	1.01%	77,709	350	0.60%

Total interest-earning assets	2,199,612	67,073	4.08%	1,924,270	62,949	4.37%

Allowance for loan losses	(8,664)			(9,567)
Cash and due from banks	16,432			16,974
Premises and equipment	58,706			57,989
Goodwill	29,216			27,020
Intangible assets	10,431			10,202
Other assets	115,664			124,379

Total assets	$2,421,397			$2,151,267

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$400,776	$198	0.07%	$333,087	$232	0.09%
Savings and money market	535,801	1,331	0.33%	501,517	1,371	0.37%
Time deposits - core	462,353	1,938	0.56%	474,099	2,024	0.57%
Brokered deposits	137,726	538	0.52%	154,054	535	0.46%
Total interest-bearing deposits	1,536,656	4,005	0.35%	1,462,757	4,162	0.38%
Short-term borrowings	155,641	241	0.21%	3,632	3	0.11%
Long-term FHLB borrowings	54,304	394	0.97%	76,612	417	0.73%
Subordinated debt	23,835	1,027	5.76%	24,180	1,281	7.08%
Total borrowed funds	233,780	1,662	0.95%	104,424	1,701	2.18%

Total interest-bearing liabilities	1,770,436	5,667	0.43%	1,567,181	5,863	0.50%

Net interest rate spread		61,406	3.65%		57,086	3.87%

Noninterest-bearing demand deposits	339,250			291,891
Other liabilities	31,267			24,229
Shareholders' equity	280,444			267,966

Total liabilities and shareholders' equity	$2,421,397			$2,151,267

Net interest margin			3.73%			3.97%

(1)	Nonaccrual loans are included in the average loan balances.
(2)	Interest income and yields for the nine months ended September 30, 2015 and 2014 include accretion from acquisition accounting adjustments associated with acquired loans.
(3)	Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.

PARK STERLING CORPORATION

SELECTED RATIOS

($ in thousands, except per share amounts)	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
ASSET QUALITY
Nonaccrual loans	$5,342	$5,545	$6,397	$5,585	$5,894
Troubled debt restructuring (and still accruing)	3,090	3,115	3,273	3,289	4,315
Past due 90 days plus (and still accruing)	47	-	10	30	2,485
Nonperforming loans	8,479	8,660	9,680	8,904	12,694
OREO	8,143	9,788	10,283	11,990	13,273
Nonperforming assets	16,622	18,448	19,963	20,894	25,967
Past due 30-59 days (and still accruing)	1,790	2,559	1,285	619	1,973
Past due 60-89 days (and still accruing)	3,753	481	457	289	1,788

Nonperforming loans to total loans	0.50%	0.52%	0.60%	0.56%	0.82%
Nonperforming assets to total assets	0.67%	0.75%	0.83%	0.89%	1.12%
Allowance to total loans	0.51%	0.51%	0.53%	0.52%	0.61%
Allowance to nonperforming loans	103.10%	97.78%	88.74%	92.79%	74.51%
Allowance to nonperforming assets	52.59%	45.90%	43.03%	39.54%	36.42%
Past due 30-89 days (accruing) to total loans	0.33%	0.18%	0.11%	0.06%	0.24%
Net charge-offs (recoveries) to average loans (annualized)	-0.07%	0.08%	-0.04%	0.20%	-0.20%

CAPITAL
Book value per common share	$6.42	$6.31	$6.30	$6.21	$6.13
Tangible book value per common share**	$5.58	$5.47	$5.44	$5.35	$5.25
Common shares outstanding	44,909,447	44,910,686	44,877,194	44,859,798	44,850,813
Weighted average dilutive common shares outstanding	44,287,019	44,301,895	44,326,833	44,323,628	44,233,532

Common Equity Tier 1 (CET1) capital	$249,289	$245,328	$242,197	n/a	n/a
Tier 1 capital	265,917	261,596	256,843	$231,088	$225,456
Tier 2 capital	8,742	8,577	8,836	8,469	9,660
Total risk based capital	274,659	270,173	265,679	239,557	235,116
Risk weighted assets	1,887,065	1,844,540	1,707,551	1,717,003	1,693,196
Average assets for leverage ratio	2,434,376	2,359,401	2,334,285	2,273,275	2,235,267

Common Equity Tier 1 (CET1) ratio	13.21%	13.30%	14.18%	n/a	n/a
Tier 1 ratio	14.09%	14.18%	15.04%	13.46%	13.32%
Total risk based capital ratio	14.55%	14.65%	15.56%	13.95%	13.89%
Tier 1 leverage ratio	10.92%	11.09%	11.00%	10.17%	10.09%
Tangible common equity to tangible assets**	10.02%	9.99%	10.15%	10.13%	10.09%

LIQUIDITY
Net loans to total deposits	86.88%	87.95%	85.25%	84.93%	82.80%
Reliance on wholesale funding	15.98%	18.52%	16.21%	16.81%	14.94%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.77%	0.71%	0.64%	0.59%	0.42%
Return on Average Common Equity	6.71%	6.10%	5.52%	5.01%	3.58%
Net interest margin (non-tax equivalent)	3.58%	3.78%	3.84%	3.87%	3.98%

** Non-GAAP financial measure

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income, adjusted net interest margin, adjusted noninterest income, operating revenues and adjusted operating revenues, operating expenses and adjusted operating expenses, adjusted allowance for loan losses, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. Management uses (i) tangible assets, tangible common equity and tangible book value (which exclude goodwill and other intangibles from equity and assets), and related ratios, to evaluate the adequacy of shareholders’ equity and to facilitate comparisons with peers; (ii) adjusted allowance for loan losses (which includes net FMV adjustments related to acquired loans) as supplemental information for comparing the combined allowance and fair market value adjustments to the combined acquired and non-acquired loan portfolios (fair market value adjustments are available only for losses on acquired loans); and (iii) adjusted net income and adjusted noninterest income (which exclude merger-related expenses and gain or loss on sale of securities, as applicable), adjusted net interest margin (which excludes accelerated accretion of net acquisition accounting fair market value adjustments and income from early redemption of investment securities), operating expense and operating revenues (which exclude amortization of intangibles) and adjusted operating expense and adjusted operating revenues (which exclude amortization of intangibles, merger related expenses and gain or loss on sale of securities, as applicable) to evaluate core earnings and to facilitate comparisons with peers.

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results)	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted net income (three months)
Pretax income (as reported)	$6,870	$6,542	$5,608	$5,020	$3,706
Plus: merger-related expenses	31	167	122	712	2,229
(gain) loss on sale of securities	(54)	-	-	-	63
Adjusted pretax income	6,847	6,709	5,730	5,732	5,998
Tax expense	2,085	2,331	1,867	1,786	2,030
Adjusted net income	$4,762	$4,378	$3,863	$3,946	$3,968

Divided by: weighted average diluted shares	44,287,019	44,301,895	44,326,833	44,323,628	44,233,532
Adjusted net income per share	$0.11	$0.10	$0.09	$0.09	$0.09
Estimated tax rate for adjustment	32.56%	34.75%	34.23%	31.15%	33.85%

Adjusted net interest margin
Net interest income (as reported)	$20,362	$20,616	$20,426	$20,556	$20,732
Less: accelerated mark accretion	(69)	(52)	(79)	(134)	(173)
Less: income from early redemption of investment securities	-	-	(267)	-	-
Adjusted net interest income	20,293	20,564	20,080	20,422	20,559
Divided by: average earning assets	2,256,303	2,185,439	2,155,995	2,107,073	2,066,906
Multiplied by: annualization factor	3.97	4.01	4.06	3.97	3.97
Adjusted net interest margin	3.57%	3.77%	3.78%	3.85%	3.95%
Net interest margin	3.58%	3.78%	3.84%	3.87%	3.98%

Adjusted noninterest income
Noninterest income (as reported)	$4,927	$4,292	$4,501	$3,351	$3,138
Less: (gain) loss on sale of securities	(54)	-	-	-	63
Adjusted noninterest income	$4,873	$4,292	$4,501	$3,351	$3,201

Operating expense and adjusted operating expense
Noninterest expense (as reported)	$18,419	$18,232	$19,139	$19,307	$20,648
Less: amotization of intangibles	(347)	(347)	(347)	(348)	(347)
Operating expense	18,072	17,885	18,792	18,959	20,301
Less: merger-related expenses	(31)	(167)	(122)	(712)	(2,229)
Adjusted operating expense	$18,041	$17,718	$18,670	$18,247	$18,072

Operating revenues and adjusted operating revenues
Net Interest Income (as reported)	$20,362	$20,616	$20,426	$20,556	$20,732
Plus: noninterest income (as reported)	4,927	4,292	4,501	3,351	3,138
Operating revenues	25,289	24,908	24,927	23,907	23,870
Less: (gain) loss on sale of securities	(54)	-	-	-	63
Adjusted operating revenues	$25,235	$24,908	$24,927	$23,907	$23,933

Operating expense to operating revenues
Operating expense	$18,072	$17,885	$18,792	$18,959	$20,301
Divided by: operating revenues	25,289	24,908	24,927	23,907	23,870
Operating expense to operating revenues	71.46%	71.80%	75.39%	79.30%	85.05%

Adjusted operating expense to adjusted operating revenues
Adjusted operating expense	$18,041	$17,718	$18,670	$18,247	$18,072
Divided by: adjusted operating revenues	25,235	24,908	24,927	23,907	23,933
Adjusted operating expense to operating revenues	71.49%	71.13%	74.90%	76.32%	75.51%

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results)	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted return on average assets
Adjusted net income	$4,762	$4,378	$3,863	$3,946	$3,968
Divided by: average assets	2,473,034	2,406,671	2,383,506	2,342,657	2,304,501
Multiplied by: annualization factor	3.97	4.01	4.06	3.97	3.97
Adjusted return on average assets	0.76%	0.73%	0.66%	0.67%	0.68%
Return on average assets	0.77%	0.71%	0.64%	0.59%	0.42%

Adjusted return on average equity
Adjusted net income	$4,762	$4,378	$3,863	$3,946	$3,968
Divided by: average common equity	282,426	280,676	278,187	273,669	271,853
Multiplied by: annualization factor	3.97	4.01	4.06	3.97	3.97
Adjusted return on average equity	6.69%	6.26%	5.63%	5.72%	5.79%
Return on average equity	6.71%	6.10%	5.52%	5.01%	3.58%

Tangible common equity to tangible assets
Total assets	$2,485,134	$2,443,880	$2,397,864	$2,359,230	$2,326,297
Less: intangible assets	(39,115)	(39,462)	(39,852)	(40,200)	(40,547)
Tangible assets	$2,446,019	$2,404,418	$2,358,012	$2,319,030	$2,285,750

Total common equity	$284,205	$279,743	$279,118	$275,105	$271,171
Less: intangible assets	(39,115)	(39,462)	(39,852)	(40,200)	(40,547)
Tangible common equity	$245,090	$240,281	$239,266	$234,905	$230,624

Tangible common equity	$245,090	$240,281	$239,266	$234,905	$230,624
Divided by: tangible assets	$2,446,019	$2,404,418	$2,358,012	$2,319,030	$2,285,750
Tangible common equity to tangible assets	10.02%	9.99%	10.15%	10.13%	10.09%
Common equity to assets	11.44%	11.45%	11.64%	11.66%	11.66%

Tangible book value per share
Issued and outstanding shares	44,909,447	44,910,686	44,877,194	44,859,798	44,850,813
Less: nondilutive restricted stock awards	(974,183)	(985,531)	(882,178)	(921,097)	(931,465)
Period end dilutive shares	43,935,264	43,925,155	43,995,016	43,938,701	43,919,348

Tangible common equity	$245,090	$240,281	$239,266	$234,905	$230,624
Divided by: period end dilutive shares	43,935,264	43,925,155	43,995,016	43,938,701	43,919,348
Tangible common book value per share	$5.58	$5.47	$5.44	$5.35	$5.25
Common book value per share	$6.47	$6.37	$6.34	$6.26	$6.17

Adjusted allowance for loan losses
Allowance for loan losses	$8,742	$8,468	$8,590	$8,262	$9,458
Plus: acquisition accounting FMV adjustments to acquired loans	29,548	31,159	32,209	35,419	37,746
Adjusted allowance for loan losses	$38,290	$39,627	$40,799	$43,681	$47,204
Divided by: total loans (excluding LHFS)	$1,700,124	$1,657,463	$1,614,852	$1,580,693	$1,553,392
Adjusted allowance for loan losses to total loans	2.25%	2.39%	2.53%	2.76%	3.04%
Allowance for loan losses to total loans	0.51%	0.51%	0.53%	0.52%	0.61%